Exhibit 10.2.

                          EMPLOYMENT AGREEMENT


   AGREEMENT made as of June 15, 1999 (the "Employment Commencement Date") by and between JONES APPAREL GROUP, INC., a Pennsylvania corporation (the "Company"), and MARK J. SCHWARTZ (the "Executive").

                          W I T N E S S E T H:

   WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to enter into employment with the Company, on the terms and conditions hereinafter set forth.

   NOW, THEREFORE, it is agreed as follows:

   1. Employment. (a) During the term of this Agreement, Company shall employ the Executive (i) during the "Transition Period" (as herein defined) as Chairman and Chief Executive Officer of Nine West Group Inc. ("NWG"), the Company's wholly-owned subsidiary, and (ii) thereafter with such responsibilities as the Company and the Executive shall mutually agree, each acting in his sole discretion. The Executive shall report directly to the Chief Executive Officer of the Company. During the Transition Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote all of Executive's business time and attention to the business affairs of the Company, and to perform such responsibilities in a professional manner. Notwithstanding the foregoing, during the term of this Agreement, it shall not be a violation of this Agreement for the Executive to (w) serve on civic or charitable boards or committees, or corporate boards (subject to Section 9 hereof); (x) deliver lectures, fulfill speaking engagements or teach at educational institutions;
(y) oversee the affairs of Palladin Capital Group, Inc. ("Palladin") (subject to Section 9 hereof); and (z) attend to personal business, so long as such activities do not interfere with the performance of the Executive's responsibilities hereunder.

      (b) It is the intention of the parties that Executive's primary objectives immediately following the Employment Commencement Date shall be the management of NWG, the initiation of certain rationalization and cost-reduction programs and the assessment and, as appropriate, the retention and realignment or reassignment, of the senior executive staff of NWG. The "Transition Period" shall commence with the Employment Commencement Date and shall end with the completion of those objectives, as determined by the Chief Executive Officer of the Company, but shall not exceed the Term, unless the Company and the Executive shall mutually agree. During the Transition Period, Executive shall maintain his primary office at the offices of NWG in White Plains, New York.

   2.  Term.

  The term of this Agreement (the "Term") shall be for the period commencing on

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June 15, 1999 and ending on June 14, 2001 (the "Expiration Date").

   3.  Salary, Fringe Benefits and Allowances.

      (a) Throughout the Term, the Executive shall receive a salary at the annual rate of not less than $850,000. The Executive's salary shall be payable at such regular times and intervals as the Company customarily pays its executive employees from time to time, but no less frequently than once a month.

      (b) During the Term, the Executive shall be eligible to participate in all savings and retirement plans, practices, policies and programs in effect at the end of the Transition Period, to the extent applicable generally to other senior executive employees of the Company.

      (c) During the Term, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare, fringe and other benefit plans, practices, policies and programs in effect at the end of the Transition Period, provided by the Company (including, without limitation, medical, prescription drug, dental, disability, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other senior executives of the Company.

      (d) The Executive shall be entitled to an aggregate of four (4) weeks paid vacation during each calendar year of the Term. The Executive shall also be entitled to the benefits of the Company's policies relating to sick leave and holidays.

      (e) The Executive shall have all expenses reasonably incurred by Executive on behalf of the Company reimbursed by the Company in accordance with the Company's standard policy and practice. For air travel on Company business, the Executive shall be entitled to first class travel.

      (f) During the Transition Period, the Company shall make available to the Executive all perquisites that are made available to senior executives of the Company.

   4.  Bonus.

   Within 90 days following the end of (a) each calendar year during the Term and (b) the Termination Date, Executive shall receive an annual bonus equal to the Target Bonus (as defined herein) for the applicable period.

   5. Stock Options. (a) Subject to the absolute authority of the Stock Option Committee of the Board of Directors of the Company from time to time to grant (or not to grant) to eligible individuals options to purchase common stock ("Common Stock") of the Company ("Options"), it is the intention of the Company and the expectation of the Executive that the Executive will receive a one-time grant of Options to purchase 467,000 shares of Common Stock, on the following terms and conditions:

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      (i)  the exercise price per share of the Options shall be the fair market value of the common stock on the date of grant;

      (ii) the Options shall vest ratably on the first two anniversaries of the date of grant, or at the end of the Transition Period, whichever first occurs; and

      (iii) the Options shall expire on the tenth anniversary of the date of grant, without regard to the termination of the employment of the Executive for any reason.

      (b) The Options shall be granted on such other terms and conditions as are generally made applicable to Options granted to the other senior executives of the Company.

      (c) If any term or condition of the agreement evidencing the grant of options is inconsistent herewith, the terms of this Section 5 shall be controlling and binding on the Company and the Executive.

   6.  Termination of Employment.

      (a) By the Company for Cause, or by the Executive without Good Reason. The Company may terminate the Executive's employment for Cause (as defined herein) before the Expiration Date. If the Executive's employment is terminated for Cause, or if Executive resigns during the Term without Good Reason (as defined below), the Company shall pay to the Executive any unpaid salary through the date of termination, as well as reimburse the Executive for any unpaid reimbursable expenses incurred on behalf of the Company, and thereafter the Company shall have no additional obligations to the Executive under this Agreement.

      (b)  By the Company without Cause, or by the Executive following the
Transition Period or for Good Reason; Death or Disability.   The Company may
terminate the Executive's employment before the Expiration Date without Cause, and the Executive may terminate Executive's employment before the Expiration Date either by reason of the Transition Period's having ended or for Good Reason, upon 30-days written notice to the other party. If the Executive's employment is so terminated by the Company without Cause, or by the Executive either by reason of the Transition Period's having ended or for Good Reason, as the case may be, or if the Executive's employment terminates before the Expiration Date because of Executive's death or Disability (as defined herein), the Company shall pay and provide to the Executive or the Executive's duly appointed personal representative, as the case may be, (i) any unpaid salary through the date of termination, as well as reimbursement of any unpaid reimbursable expenses incurred on behalf of the Company, (ii) the Target Bonus for the fiscal year in which termination occurs, prorated for the portion of such year preceding termination, (iii) during each month of the Severance Period (as defined below), an amount equal to the sum of (x) Executive's monthly salary at the rate in effect immediately preceding termination and (y) one-twelfth of the Executive's Target Bonus for the year in which termination occurs (the aggregate of such monthly payments in clauses "(x)" and "(y)" being herein referred to as the "Severance Period Compensation"), (iv) throughout the Severance Period, continuation of Executive's participation

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(including the Company's contributions thereto) in all benefit plans and practices which were in effect at the end of the Transition Period and which, at the end of the Transition Period, Executive either was participating or in which Executive was eligible to participate, provided however, that in the latter case, Executive indicates his intention to participate in writing within 30 days following termination, and (v) other than with respect to termination by reason of death or Disability, reimbursement to the Executive for up to $10,000 of executive outplacement services. Except as set forth in this Subsection 6(b), the Company shall not have any additional obligations to the Executive under this Agreement in the event of Executive's termination of employment under this Subsection 6(b).

   (c) Change of Control. If, following a "Change of Control" (as defined herein) and prior to the Expiration Date, the Company terminates the Executive's employment without Cause, or the Executive terminates employment hereunder for Good Reason, the Company shall pay to the Executive, within 20 days following termination, (i) any unpaid salary through the date of termination, as well as reimbursement of any unpaid reimbursable expenses incurred on behalf of the Company, (ii) the Target Bonus for the fiscal year in which termination occurs, prorated for the portion of such year preceding termination, (iii) a lump-sum payment equal to the product of (x) the sum of
(q) Executive's yearly salary at the rate in effect immediately preceding termination and (r) Executive's Target Bonus for the year in which termination occurs, multiplied by (y) a fraction, the numerator of which is the number of whole months remaining in the Term and the denominator of which is 36, (iv) a lump-sum equal to the Company's cost for health insurance, life insurance and retirement benefits for the Severance Period, and (v) reimbursement to the Executive for up to $10,000 of executive outplacement services.

   (d) Buyout/Payout Following the Transition Anniversary Date. (i) Upon 30-days written notice from either party to the other party, effective on such date, which (other than as provided in Section 6(d)(ii) hereof) shall be no earlier than the Transition Anniversary Date, as provided in such notice (the "Acceleration Date"), (i) the Company may either terminate the Executive's employment and make the Acceleration Payment (as herein defined) to the Executive on the Acceleration Date, or, ir Executive's employment has previously been terminated and Executive then is receiving Severance Period Compensation, make the Acceleration Payment to the Executive on the Acceleration Date, and (ii) the Executive may either terminate Executive's employment and receive from the Company the Acceleration Payment on the Acceleration Date, or, if Executive's employment has previously been terminated and Executive then is receiving Severance Period Compensation, receive from the Company the Acceleration Payment on the Acceleration Date, in all such events on the following terms and conditions:

         (x) The Acceleration Payment shall be equal to the present value of the Severance Period Compensation on the Acceleration Date, discounted at an annual rate of 7.5%; and

         (y)  from and after the Acceleration Date, the non-competition

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              restrictions of Section 9(a)(i) hereof shall terminate.

      (ii) If, prior to the Transition Anniversary Date, the Executive gives the required notice to the Company that he is terminating his employment solely by reason of the Transition Period's having ended, the Company, upon 10-days written notice to the Executive, may elect to make the Acceleration Payment to the Executive on the employment termination date set forth in Executive's notice to the Company. If the Company makes such election, the terms and conditions of Section 6(d)(i) shall apply and the payment date of the Acceleration Payment shall become the Acceleration Date.

   (e)  As used herein:

      (i) the term "Cause" shall mean (v) the Executive's commission of an act of fraud or dishonesty or a crime involving money or other property of the Company; (w) the Executive's conviction of a felony or a plea of guilty or nolo contendere to an indictment for a felony; (x) if, in carrying out Executive's duties hereunder, the Executive engages in conduct which constitutes willful misconduct or gross negligence; (y) the Executive's failure to carry out a lawful order of the Board of Directors of the Company or its Chief Executive Officer; or (z) a material breach by the Executive of this Agreement. Any act or failure to act on the part of the Executive which is based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or authorized in writing by the Chief Executive Officer of the Company, or based upon the advice of counsel for the Company, shall not constitute Cause as used herein. For purposes of this provision only, a breach shall be "material" if it is demonstrably injurious to the Company, its affiliates or any of its respective business units, financially or otherwise.

      Cause shall not exist unless and until the Company (i) has delivered to the Executive a written Notice of Termination that specifically identifies the events, actions, or non-actions, as applicable, that the Company believes constitute Cause hereunder, and, in the case of termination for Cause under clauses (x), (y) or (z) above, the Executive has been provided with an opportunity to cure the offending conduct (if curable) within 30 days after delivery of the written Notice of Termination, and has not so cured such conduct (if curable), and (ii) the Executive has been provided an opportunity to be heard (with counsel) within 30 days after delivery of the notice of Termination; provided, however, that in the case of termination for Cause under clauses (x), (y), and (z) above, the date of termination shall be no earlier than 35 days after delivery of the Notice of Termination.

      (ii)  the term "Good Reason" shall mean any one of the following:

         (1) a material breach of the Company's obligations under this Agreement, which breach has not been cured within 20 business days after the Company's receipt of written notice from the Executive of such breach;

         (2)  a reduction in the Executive's then annual base salary;

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         (3)  the relocation by the Company of the Executive's office to a location (other than White Plains, New York) more than 30 miles from the Company's offices at 1411 Broadway, New York, New York;

         (4) the failure to pay the Executive any undisputed portion of the Executive's compensation within 15 business days after the date of receipt of written notice that such compensation or payment is due;

         (5) the failure to continue in effect any compensation or benefit plan in which the Executive is participating or in which Executive is eligible to participate, in each case as of the end of the Transition Period, unless either (i) an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan; or (ii) the failure to continue the Executive's participation therein (or in such substitute or alternative plan) does not discriminate against the Executive, both with respect to the amount of benefits provided and the level of the Executive's participation, relative to other similarly situated participants; or

         (6) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted in this Agreement.

      (iii) the terms "Disabled" or "Disability" shall mean the Executive's physical or mental incapacity which renders the Executive incapable, even with a reasonable accommodation by the Company, of performing the essential functions of the duties required of Executive by this Agreement for 120 or more consecutive days.

      (iv) the term "Severance Period" shall mean the period commencing with the event giving rise thereto (e.g. termination of the Executive's employment by the Company) and ending with the Expiration Date.

      (v) the term "Target Bonus" shall mean 75% of Executive's annual salary for any given year during the Term.

      (vi) the term "Transition Anniversary Date" shall mean the first anniversary of the date on which the Transition Period ends.

      (vii) A "Change of Control" shall be deemed to have occurred if, following the date of this Agreement:

         (i) an individual, corporation, partnership, group, associate or other entity or "person", as such term is defined in Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the combined voting power of the Company's outstanding securities

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              ordinarily having the right to vote at elections of directors; or

         (ii) individuals who constitute the Company's Board of Directors on the date hereof cease for any reason to constitute at least a majority thereof, other than as a result of the death, resignation or removal of such individuals (and the appointment of alternates to fill the vacancies thus created); or

         (iii)the Company consummates a plan or agreement providing (a) for a merger or consolidation of the Company other than with a wholly-owned subsidiary, and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (b) for a sale, lease exchange and/or other disposition of all or substantially all of the assets of the Company.

      (d) The Executive shall have no obligation to seek other employment or otherwise mitigate the Company's obligations to make payments under this
Section 6, and the Company's obligations shall not be reduced by the amount, if any, of other compensation or income earned or received by the Executive after the effective date of Executive's termination.

   7. Company Property. Any trade name or mark, program, discovery, process, design, invention or improvement which the Executive makes or develops, which relates, directly or indirectly, to the business of the Company or its affiliates, or Executive's employment by the Company, shall be considered as "made for hire" and shall belong to the Company and shall be promptly disclosed to the Company. During the Executive's employment and thereafter, the Executive shall, without additional compensation, execute and deliver to or as requested by the Company, any instruments of transfer and take such other action as the Company may reasonably request to carry out the provisions hereof, including filing, at the Company's sole expense, trademark, patent or copyright applications for any trade name or mark, invention or writing covered hereby and assigning such applications to the Company.

   8. Confidential Information. The Executive shall not, either during the term of Executive's employment by the Company or thereafter, disclose to anyone or use (except, in each case, in the performance of Executive's responsi-bilities hereunder and in the regular course of the Company's business), any information acquired by the Executive in connection with or during the period of Executive's employment by the Company, with respect to any confidential, proprietary or secret aspect of the affairs of the Company or any of its affiliates, including but not limited to the requirements and terms of dealings with existing or potential licensors, licensees, designers, suppliers and customers and methods of doing business, all of which the Executive

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acknowledges are confidential and proprietary to the Company, and any of its affiliates, as the case may be. Confidential information shall not include (a) information already in the public domain, (b) information previously revealed by a third party not in violation of this Agreement or any agreement of confidentiality binding on such party or ( c) information already known by the recipient. Further, Executive shall not be in violation of this
Section 8 if he reveals confidential, secret or proprietary information only
(y) in response to compulsory process or other legal compulsion, or (3) in a proceeding authorized herein, in either which event he shall first, to the extent practicable, given prior written notice to the Company.

   9.  Competition; Recruitment; Non-Disparagement.

      (a) Except to the extent provided for in clause (d) hereof, the Executive shall not, at any time during Executive's employment by the Company and during the following periods (the "Non-Compete Period") and under the following circumstances, engage or hold an economic interest (as an owner, stockholder, partner, officer, or employee) in any business which then competes, directly or indirectly, with the business conducted by the Company or any of its subsidiaries or affiliates at the time of Executive's termination of employment:

         (i) during the Severance Period (provided that the Company is making the payments to Executive required hereby during such Severance Period); and

         (ii) if the Company shall have given Executive written notice thereof prior to termination of employment by the Company with Cause, or within 10 days thereafter in the event of termination by the Executive without Good Reason, during a period equal to the Severance Period, provided that the Company shall pay to the Executive during such period monthly payments equal to the sum of
(x) Executive's monthly salary at the rate in effect immediately preceding termination and (y) one-twelfth of the Executive's Target Bonus for the year in which termination occurs.

      (b) The Executive shall not, at any time during Executive's employment by the Company and thereafter during the period ending one year immediately following the Transition Anniversary Date, recruit, solicit for employment, hire or engage, or assist any person or entity in recruiting, soliciting for employment, hiring or engaging, any employee of the Company, any of its subsidiaries or affiliates or any person who was an employee of the Company, any of its subsidiaries or affiliates within one year before the termination of the Executive's employment; provided that the foregoing restrictions shall in no event apply to any person who was an employee of Palladin immediately prior to June 15, 1999.

      (c) For the longer of any period applicable under this Section 9 or a period of three years immediately following the date of termination, (i) the Company, and its respective affiliates and employees shall not disparage the Executive, and (ii) the Executive shall not disparage the Company, or its respective affiliates and employees.

      (d)  The Executive acknowledges that these provisions are necessary for

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the protection of the Company,  and its subsidiaries and affiliates and are not unreasonable, because the Executive would be able to recruit and hire personnel other than employees of the Company, and any of their subsidiaries and affiliates. The Executive further agrees that a breach of Section 7, 8 or 9 of this Agreement that causes material damage to the Company shall result in the immediate cessation of any payments pursuant to this Section 9 and Section 6 hereof, if applicable. The duration and the scope of these restrictions on the Executive's activities are divisible, so that if any provision of this Section
9 is held or deemed to be invalid, that provision shall be automatically modified to the extent necessary to make it valid. The ownership of less than 5% of the stock or other form of equity of a publicly owned company which competes with the Company, any of its subsidiaries or affiliates, in and of itself, shall not be considered a violation of the provisions of this Section
9. Neither Executive's employment (following termination of Executive's employment with the Company) with nor holding an economic investment in any consulting, investment banking, investment fund or similar independent person or entity shall constitute competition prohibited hereby even if such person or entity holds equity or debt interests in, or renders advisory services to, a competitor, so long as Executive does not himself actively engage (directly or indirectly) in rendering such services to such competitor.

   10. Notices. Any notice or other communication to the Company or to the Executive under this Agreement shall be in writing and shall be considered given when personally delivered, sent by prepaid courier or mailed by certified mail, return receipt requested, to such party at Executive's address below, or to the Company at 1411 Broadway, New York, New York 10018, Attention: General Counsel (or at such other address as such party may specify by written notice to the other party).

   11.  Successors; Binding Agreement.

      (a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the business or assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business or assets of the Company and such assignee or transferee assumes all of the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company will require any such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid, which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement or by operation of law.

      (b) Executive's Successors. This Agreement shall not be assignable by the Executive. This Agreement and all rights of the Executive hereunder shall inure to the benefit of

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and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees,devisees and legatees. Upon the Executive's death, all amounts to which Executive is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

   12.  Indemnification.   The Company shall indemnify Executive and hold the
Executive harmless, to the maximum extent permitted by applicable law, from and against all claims, actions, suits, proceedings, loss, damage, liability, costs, charges and expenses, including reasonable attorneys' and other professional's fees and costs arising in connection with the Executive's performance of Executive's duties hereunder or Executive's status as an employee, officer, director or agent of the Company or its affiliates, in accordance with the Company's indemnity policies for its senior executives in effect as of the Employment Commencement Date, or if more favorable to the Executive, as subsequently amended.

   13.  Interest on Late Payments.   "Undisputed Late Obligations" shall bear
interest beginning on the Due Date until paid in full at an annual rate of one percent (1.0%) plus the prime rate as declared from time to time by First Union National Bank. For purposes hereof, "Undisputed Late Obligations" shall mean any obligation which remains unpaid 5 days after written notice thereof is delivered to the other party in accordance with Section 10 (the "Due Date") for money under this Agreement owing from one party to another, which obligation
(i) is not subject to any bona fide dispute or (ii) has been adjudicated by an arbitration panel or court of competent jurisdiction to be due and payable.

   14.  Arbitration.

      (a) In the event of any dispute, controversy or claim between the parties hereto arising out of or relating to this Agreement, including any dispute as to the construction, validity, enforceability or breach of this Agreement or the arbitrability of any issue arising hereunder (each a "dispute"), representatives of the parties shall meet at a place mutually agreed upon by such parties as soon as reasonably possible (but not later than ten (10) days after notice from any party hereto to the other that the party giving notice has such a dispute) and shall enter into good faith negotiations aimed at resolving the dispute. If they are unable to resolve the dispute in a mutually satisfactory manner within ten (10) days from the date of such meeting, they shall proceed as set forth below.

      (b) First, the parties shall endeavor to: (i) choose a mutually acceptable alternative dispute resolution ("ADR") mechanism, including without limitation choosing one or more third party arbitrators; and (ii) set forth the general framework for the ADR process. If the parties are unable to agree to a mutually acceptable ADR mechanism within ten (10) days from the date of the initial proposal from any party with respect thereto, the parties shall enter into binding arbitration as set forth below.

      (c) All disputes among the parties arising out of or relating to this Agreement that

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are not resolved by good faith negotiations between the parties or by an ADR mechanism as set forth above shall be resolved solely by binding arbitration pursuant to the United States Arbitration Act, 9 U.S.C. Section 1 et seq. Either party may commence arbitration proceedings at any time after the fifth day after delivery of notice from one party to the other of the inability of the parties to agree upon a mutually acceptable ADR mechanism as set forth above.

      (d) Any arbitration shall be conducted in the New York City metropolitan area (or such other area mutually agreeable to all parties) before a single arbitrator mutually selected by the parties thereto or, in the event the parties shall fail to agree, by a three-person panel selected and acting pursuant to the Commercial Arbitration Rules and, if applicable at such time, the Streamlined Arbitration Rules and Procedures then in effect of the AAA.
Any three person arbitration panel shall consist of one arbitrator selected by each disputing party within ten (10) days of the initiation of binding arbitration, as provided herein, and one arbitrator (who shall become the presiding arbitrator) selected by the first two arbitrators within ten (10) days of the latter of the first two arbitrators' acceptances to act as arbitrators. In the event that any disputing party shall fail to appoint timely an arbitrator, or in the event that the first two arbitrators fail to reach agreement within 10 days as to the presiding arbitrator, any disputing party may request the AAA to appoint such arbitrator. Before submitting a list of potential arbitrators to the parties for their consideration, the AAA shall consult with each party to discuss the applicable qualifications for the proposed arbitrators. Each arbitrator shall be a currently licensed lawyer in the United States of America with at least ten (10) years experience in commercial practice in the United States.

      (e) Unless otherwise agreed by the disputing parties prior to the commencement of the arbitration:

         (i)  The parties shall commence arbitration proceedings within thirty
              (30) days of the selection of the presiding arbitrator.

         (ii) The presentation of evidence and all discovery shall be controlled by the arbitrator/panel, with a preference to be shown for written discovery over depositions. The arbitrators shall have the right to employ experts to assist them in any arbitration proceeding.

         (iii)The arbitrator(s) shall be and remain at all times wholly independent and neutral.

         (iv) If either party so requests, the decision of the arbitrator/panel shall be reduced to writing and shall set forth the arbitrator/panel's findings of fact and conclusions of law. The arbitrator/panel shall afford any such remedy as is within the scope of the Agreement (including equitable relief) or otherwise appropriate under applicable law.

         (v)  The award shall be made on an expedited basis within thirty (30)

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              days of a hearing, or if there is not a hearing, within thirty
             (30) days of the submission of all papers.

         (vi) The award shall include as part of the arbitrator/panel's determination the responsibility among the parties for payment of the arbitrator/panel/s fees and expenses.

         (vii)The award shall be final and binding upon the parties, without any further right of appeal absent fraud or intentional malfeasance by the arbitrator/panel, and may be entered for enforcement in any court of competent jurisdiction or an application may be made to any such court for a judicial acceptance of such award and an order of enforcement, as applicable. Any monetary award shall be promptly paid by the losing party to the prevailing party, free of deduction or offset except as provided for in the award, with interest thereon as otherwise provided in this Agreement from the date of any breach or violation of this Agreement (as determined as part of the award) to but not including the date of payment. To the extent allowed by applicable law, any losing party resisting payment of any such award shall also be responsible for reimbursing the prevailing party for any fees and expenses incurred by such prevailing party incident to the enforcement thereof.

      (f) Each party will participate in any such arbitration in good faith and will (and will direct its representatives, employees and affiliates to, and will request each other participant in any ADR mechanism and each arbitrator
to) hold the existence, content and result of any dispute in confidence except to the extent that disclosure of any such information is required by law.

      (g) The arbitration will proceed in the absence of a disputing party who, after due notice, fails to answer or appear. An award shall not be made solely upon the default of any such party, but the arbitrator/panel shall require each party that is present to submit such evidence as the arbitrator/panel may determine is reasonably necessary to make an award.

      (h) If an arbitrator, whether sole or part of a panel, should withdraw, die or otherwise become incapable of serving, or should such arbitrator refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator and, subject to the rules applicable to the ADR process or arbitration applicable in such circumstances, the dispute resolution process shall continue.

      (i) This Article 14 shall be a complete defense to any suit, action or proceeding instituted before any court or agency with respect to any matter resolvable hereunder, provided, however, that, notwithstanding this provision, any party may seek interim judicial relief to preserve the status quo pending arbitration, in aid of ADR or arbitration or to enforce any award hereunder.

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

   15. Fees and Costs. The Company shall reimburse the Executive (or the Executive shall reimburse the Company) for all reasonable costs, including without limitation reasonable attorneys' and other professional's fees, of the Executive or the Company, as the case may be, in any dispute, arbitration or proceeding arising under this Agreement (collectively, a "Proceeding"), so long as the Executive or the Company, as the case may be, "prevails in substantial part" with respect to Executive's or the Company's claims or defenses in such Proceeding provided, however, that in no event shall the reimbursing party be required to pay to the other party an amount greater than the reimbursing party
paid for its/his own legal costs related to the issue in question.   For
purposes hereof, the Executive shall be deemed to have "prevailed in substantial part" if (i) the Executive is the party originally demanding a Proceeding, and the arbitrator(s) shall have awarded the Executive at least 75% of the amount originally demanded by the Executive, or (ii) the Company is the party originally demanding a Proceeding, and the arbitrator(s) shall have denied the Company the relief originally requested. The Company shall be deemed to have "prevailed in substantial part" if (i) the Executive is the party originally demanding a Proceeding and the arbitrator(s) shall have awarded the Executive less than 25% of the amount originally demanded by the Executive or (ii) the Company is the party originally demanding a Proceeding and the arbitrator(s) shall have granted Company the relief originally requested.

   16.  Miscellaneous.

      (a) Given that a breach of the provisions of this Agreement would injure the Company irreparably, the Company may, in addition to its other remedies, obtain an injunction or other comparable relief restraining any violation of this Agreement, and no bond, security or other undertaking shall be required of the Company in connection therewith.

      (b) The provisions of this Agreement are separable, and if any provision of this Agreement is invalid or unenforceable, the remaining provisions shall continue in full force and effect.

      (c) This Agreement constitutes the entire understanding and agreement between the parties, supersedes all other existing agreements between them and cannot be amended, unless such amendment is in writing and signed by both parties to this Agreement.

      (d) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to any otherwise applicable choice of laws rules), where it has been entered and where it is to be performed. To the extent this Agreement provides for or allows judicial relief, the parties hereto consent to the exclusive jurisdiction of any federal or state court in the State of New York to resolve any dispute arising under this Agreement or otherwise.

      (e) The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

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

      (f) The failure of either party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. For any waiver of a provision of this Agreement to be effective, it must be in writing and signed by the party against whom the waiver is claimed.

      (g) The obligations of the Executive and the Company hereunder shall survive the termination of the term of this Agreement and the Executive's employment hereunder, to the extent necessary to give full effect to the provisions of this Agreement.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

                                     JONES APPAREL GROUP, INC.

                                     By: /s/ Sidney Kimmel
                                         --------------------------
                                         Chairman and Chief Executive Officer


                                         /s/ Mark J. Schwartz
                                         --------------------------
                                         Executive

                                         Address:   30 Tisdale Road
                                                    Scarsdale, NY 10583


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